Exhibit 10.7

Execution Version

CONFIDENTIAL

IDB Invest Loan Number 13184-01

AMENDMENT NO. 1 AND UNDERTAKING AGREEMENT

Dated as of December 20, 2022

among

MERQUEO S.A.S.,

INTER-AMERICAN INVESTMENT CORPORATION,

and

the other parties listed hereto

relating to

the Loan Agreement dated as of April 27, 2022.

AMENDMENT NO. 1 AND UNDERTAKING AGREEMENT

This Amendment No. 1 and Undertaking Agreement (this “Agreement”), dated as of December 20, 2022, is entered into by and among:

(1) Merqueo S.A.S, a simplified stock corporation organized and existing under the laws of the Republic of Colombia (the “Borrower”);

(2) Inter-American Investment Corporation, an international organization established by the Agreement Establishing the Inter-American Investment Corporation among its member countries (“IDB Invest”);

(3) in respect of Sections 4 through 10 of this Agreement only, Merqueo Holdings, an exempted company organized and existing under the laws of the Cayman Islands (“HoldCo”); and

(4) in respect of Sections 4 through 10 of this Agreement only, Merqueo Cayman, an exempted company organized and existing under the laws of the Cayman Islands (“NewCo”).

RECITALS

(A) The Borrower and IDB Invest entered into a loan agreement dated as of April 27, 2022, pursuant to which IDB Invest agreed to lend to the Borrower up to four million Dollars ($4,000,000), of which (1) three million one hundred eighty thousand Dollars ($3,180,000) has been disbursed to the Borrower and (2) eight hundred twenty thousand Dollars ($820,000) was cancelled by agreement of the Borrower and IDB Invest pursuant to that certain waiver letter dated September 29, 2022 between the Borrower and IDB Invest (such loan agreement, to the extent amended or supplemented by any waiver letter entered into by IDB Invest prior to the date hereof, is referred to herein as the “Loan Agreement”).

(B) The Borrower provided notice to IDB Invest on September 9, 2022 of the Borrower’s intention to restructure its Share Capital for the purposes of allowing HoldCo to make a direct listing of its Share Capital or carry out a SEC-registered initial public offering, and in each case allow for the public trading thereof on NASDAQ (the “Listing”).

(C) In order to permit the Listing, IDB Invest has agreed to amend and waive certain provisions of the Loan Agreement and, in consideration therefor, the Borrower, HoldCo and NewCo have agreed to undertake certain obligations as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and representations provided herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Loan Agreement. The rules of interpretation set forth in Section 1.2 (Interpretation) of the Loan Agreement shall apply to this Agreement.

Amendment No. 1 and Undertaking Agreement

Section 2. Amendments to the Loan Agreement. The Borrower and IDB Invest hereby agree that the Loan Agreement shall be amended as follows:

2.1 Section 2.4.2 (Mandatory Prepayments) shall be amended and restated in its entirety to read as follows:

“2.4.2 Mandatory Prepayments. Upon the occurrence of:

(i) Except in the case of a SPAC Transaction or the 2022 Reorganization, a Change of Control without IDB Invest’s prior written consent, and in connection therewith IDB Invest shall grant or reject any request for such consent within thirty (30) days of the Borrower providing all relevant information reasonably requested by IDB Invest; provided, that any failure by IDB Invest to respond to any such consent request shall be deemed to be a rejection by IDB Invest; or

(ii) an Unauthorized Share Transaction (each, a “Mandatory Prepayment Event”),

(a) the Borrower shall prepay all Obligations, including amounts payable with respect to such prepayment pursuant to Section 2.4.3 (Prepayment Fees and Costs), (b) the IDB Invest Loan Commitment and the Borrower’s right to request any Disbursements shall be terminated, and (c) IDB Invest may exercise any remedies that may be available to IDB Invest under any Financing Document or Applicable Law. Any prepayment required by this Section 2.4.2 shall be due and payable no later than ten (10) days following the occurrence of the relevant Mandatory Prepayment Event.”.

2.2 Section 5.1.16 (Most Favored Lender) shall be amended and restated in its entirety to read as follows:

“5.1.16 Most Favored Lender. If the Borrower or any Subsidiary enters into, amends or modifies documents evidencing or governing Debt (other than (i) Debt permitted under Section 5.2.12 (Permitted Financial Debt), (ii) Debt incurred under convertible note instruments issued in connection with equity fundraising, (iii) Debt extended to a Subsidiary of the Borrower by the Borrower or another Subsidiary of the Borrower, or (iv) if a SPAC Transaction or the 2022 Reorganization is consummated, Debt extended to the Borrower or a Subsidiary of the Borrower by the Borrower’s holding companies) to which the Borrower or any Subsidiary is bound that contain, or are amended and modified to contain: (a) any covenant, event of default or remedy that is not provided for in this Agreement or any other Financing Document, or (b) any covenant or Event of Default that is more restrictive than the same or similar covenant or event of default provided in this Agreement or any other Financing Document (any or all of the foregoing, collectively, “Most Favored Lender Provisions”), the Borrower shall, at IDB Invest’s option and promptly upon request, execute an amendment to this Agreement, in form and substance satisfactory to IDB Invest, to include such Most Favored Lender Provisions.”.

2.3 Section 5.2.2 (No Liens) shall be amended and restated in its entirety to read as follows:

“5.2.2 No Liens. Create, or permit to exist: (i) any Liens over any of its Property (including Intellectual Property, the Share Capital of its Subsidiaries, or any trade accounts) other than Permitted Liens; or (ii) any Lien over any of the Borrower’s Share Capital, to the extent any such Lien is created in connection with the incurrence of debt financing for the benefit of the Borrower or any of its Subsidiaries”.

Amendment No. 1 and Undertaking Agreement

2.4 Section 5.3.3(f) (Notices) shall be amended and restated in its entirety to read as follows:

“(f) the commencement of any steps taken in connection with, or in anticipation of: (1) a SPAC Transaction, any material developments relating thereto, and the conclusion of any such SPAC Transaction; (2) the 2022 Reorganization, any material developments relating thereto, and the conclusion of the 2022 Reorganization; or (3) the listing of the Borrower’s or its direct or indirect parent company’s Share Capital on a U.S. securities exchange registered with the U.S. Securities and Exchange Commission (“SEC”) and any material developments relating thereto; and”.

2.5 Section 6.1.1 (Failure to Pay or Perform under Financing Documents) shall be amended by adding two new clauses thereto to read in their entirety as follows:

“(v) HoldCo or NewCo fails to perform or observe any term, covenant or agreement contained in Section 3.1 or 3.2 of the Amendment No. 1 and Undertaking Agreement; provided, that with respect to Section 3.2 of the Amendment and Undertaking Agreement, this Section 6.1.1(v) shall only apply to the following provisions of this Loan Agreement referenced therein: Section 5.1.8 (Environmental and Social Compliance), Section 5.2.7 (Prohibited Practices), Section 5.2.8 (List of Excluded Activities), Section 5.2.9 (Sanctions List) and Section 5.3.3 (Information).

(vi) HoldCo or NewCo fails to comply with any of its other obligations contained in any of the Financing Documents to which it is a party or any other agreement between any of such parties and IDB Invest (other than an obligation referred to elsewhere in this Section 6.1); provided, that if capable of being cured, such failure has continued for thirty (30) days after the earlier of (a) notice of such failure to comply being provided by IDB Invest or (b) the date on which the Borrower, HoldCo or NewCo becomes, or should have become, aware of such failure; provided further, that, for the avoidance of doubt, no cure period shall apply if in the determination of IDB Invest, such failure has had or could reasonably be expected to have a Material Adverse Effect.”

2.6 The following definitions shall be added to Annex 1 (Definitions) in appropriate alphabetical order:

“‘2022 Reorganization’ means a transaction or series of transactions occurring prior to December 31, 2022 among the Shareholders, HoldCo and/or NewCo, which results in the ownership of all the Borrower’s Share Capital being held directly by NewCo and indirectly by HoldCo with the goal of promptly having HoldCo (or the surviving entity after a merger between NewCo and HoldCo is consummated): (i) list and publicly trade its Share Capital on the NASDAQ Stock Exchange; and (ii) become subject to reporting requirements under the U.S. Securities Exchange Act of 1934.”;

“‘Amendment No. 1 and Undertaking Agreement’ means the Amendment No. 1 and Undertaking Agreement entered into among the Borrower, IDB Invest, HoldCo and NewCo dated December 21, 2022.”;

“‘HoldCo’ means Merqueo Holdings, an exempted company organized and existing under the laws of the Cayman Islands.”; and

“‘NewCo’ means Merqueo Cayman, an exempted company organized and existing under the laws of the Cayman Islands.”

2.7 Annex 2A (Environmental and Social Action Plan) attached to Annex 2 (Environmental and Social Provisions) of the Loan Agreement shall be replaced in its entirety by Annex 2A hereto.

2.8 Schedule 4 (Permitted Liens) of the Loan Agreement shall be replaced in its entirety by Schedule 4 hereto.

Amendment No. 1 and Undertaking Agreement

Section 3. Limited Consents and Waivers. By signing this Agreement, IDB Invest hereby:

3.1 Expressly consents to the Borrower designating as collateral securing all of the obligations of the BlaO Loan Agreement the trademarks in the Republic of Colombia identified as “Additional Secured Property” under the Limited Waiver, Amendment and Undertaking Letter dated November 14, 2022 between the Borrower and BlaO.

3.2 Acknowledges that Merqueo Mexico is in the process of dissolution. IDB Invest further acknowledges and agrees being so informed by the Borrower and agrees and consents that such dissolution and future liquidation of Merqueo Mexico shall not constitute an Event of Default under the Loan Agreement.

3.3 Waives the Borrower’s failure to comply with the following covenants of the Loan Agreement and any Event of Default that may result therefrom (subject to the last paragraph of this Section 3.3):

(i) The Borrower’s obligation to comply with the Corporate Governance Action Plan under Section 5.1.19 (Compliance with the Corporate Governance Action Plan) of the Loan Agreement to the extent the Borrower needed to comply with the following obligations within the relevant time periods set forth in such Corporate Governance Action Plan: (a) Schedule 8, Number 1, preparing and adopting a Plan de Sucesión; (b) Schedule 8, Number 2, preparing and implementing a Código de Buen Gobierno y Código de Ética; (c) Schedule 8, Number 10, establishing a policy permitting the replacement of the Auditors every 5 years or the respective Auditor’s partner every 3 years (Decisión de la Junta Directiva); and (d) Schedule 8, Number 12, adopting a related party transaction policy (Política de transacciones con partes relacionadas aprobada por la Junta Directiva).

(ii) The Borrower’s obligation under Section 5.3.2(ii) (Unaudited Quarterly Financial Statements) of the Loan Agreement to deliver within forty-five (45) days after the Financial Quarters ending on September 30, 2022, December 31, 2022 and March 31, 2023, respectively, a certificate of an Authorized Representative of the Borrower substantially in the form of Exhibit 6 (Form of Borrower’s Quarterly Certificate) of the Loan Agreement including an explanation of the key operating variables and calculations in reasonable detail demonstrating compliance with the Financial Covenants substantially in the form of Exhibit 7 (Form of Financial Ratios Compliance Certificate) of the Loan Agreement, or detailing any non-compliance.

(iii) The Borrower’s obligation under Section 5.3.8 (Board Presentations) of the Loan Agreement to provide to IDB Invest ,as soon as it is available after the Financial Quarters ending on September 30, 2022, December 31, 2022 and March 31, 2023, respectively, the management statements and presentations delivered to the board of directors of the Borrower showing the financial performance of the Borrower and its Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, the Borrower shall comply with its obligations under the covenants of the Loan Agreement listed in this Section 3.3, including delivering all of the aforementioned and related documents and certificates to IDB Invest, no later than June 30, 2023. If the Borrower fails to comply with any of the foregoing obligations by such date, the limited waivers set forth in this Section 3.3 shall expire and have no further effect. For the avoidance of doubt, the limited consents set forth in Sections 3.1 and 3.2 shall remain in effect from the date of this Agreement until the IDB Invest Loan no longer remains outstanding.

Amendment No. 1 and Undertaking Agreement

3.4 Expressly consents to the Borrower disclosing the Loan Agreement and this Agreement to the SEC in connection with the Listing. The Borrower shall take all necessary steps to obtain assurances from the SEC that confidential treatment will be accorded to the Loan Agreement and this Agreement so disclosed. For the avoidance of doubt, the Borrower shall not be authorized to disclose to the SEC any other Financing Document or the Intercreditor Agreement or any other documents or records of, or information relating to, such other Financing Documents or Intercreditor Agreement.

Section 4. Undertakings. Each of HoldCo and NewCo shall:

4.1 Cause, and cause the Borrower to, apply all of the proceeds related to the Listing or any other listing of their Share Capital in a stock exchange, exclusively in the Borrower’s Country and Brazil, for (i) the expansion of the Borrower’s current operations, whether conducted directly or indirectly through any of the Guarantors, (ii) the Borrower’s working capital needs, and (iii) the Borrower’s capital expenditures needs, all in accordance with Applicable Law; provided, for the avoidance of doubt, that such proceeds shall not be used to finance activities listed in the List of Excluded Activities and shall be subject to all other restrictions set forth in the Loan Agreement.

4.2 Comply with each of the following Sections of the Loan Agreement as if it were the “Borrower” thereunder: (i) Section 5.1.4 (Systems; Books and Records); (ii) Section 5.1.5 (Access to Premises and Records); (iii) Section 5.1.6 (Auditor); (iv) Section 5.1.8 (Environmental and Social Compliance); (v) Section 5.1.9 (Cooperation); (vi) Section 5.1.10 (Taxes); (vii) Section 5.1.13 (Financial Covenants) on a Consolidated Basis; (viii) Section 5.1.14 (Beneficial Ownership); (ix) Section 5.1.15 (Compliance with Laws against Money Laundering and Combating the Finance of Terrorism); (x) Section 5.2.2 (No Liens); (xi) Section 5.2.7 (Prohibited Practices); (xii) 5.2.8 (List of Excluded Activities); (xiii) Section 5.2.9 (Sanctions List); (xiv) Section 5.2.10 (Limitation on Transfer of Intellectual Property); (xv) Section 5.3 (Information); and (xvi) Section 5.4 (Environmental and Social). The foregoing provisions of the Loan Agreement are hereby incorporated by reference, mutatis mutandis, as if more fully set forth herein.

Section 5. Representations and Warranties. Each of the Borrower, HoldCo and NewCo hereby represents and warrants to IDB Invest that:

5.1 The Borrower’s representations and warranties made in Article 3 (Representations and Warranties) of the Loan Agreement are true and correct as of the date of this Agreement, with reference to the facts and circumstances existing on the date hereof, with the same effect as if made on the date hereof; provided, that references to Financial Statements shall be deemed to refer to the most recent Financial Statements delivered to IDB Invest as of the date hereof.

5.2 Its execution, delivery and performance of this Agreement have been duly authorized by all corporate or other necessary action in accordance with applicable law. This Agreement has been duly executed by it, and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

Section 6. Reference in Other Documents. On and after the date hereof, any reference to the Loan Agreement in any other Financing Document shall be deemed to refer to the Loan Agreement as amended hereby. The Borrower and IDB Invest agree, and HoldCo and NewCo acknowledge, that this Agreement shall constitute a “Financing Document” for all purposes under the Loan Agreement and the other Financing Documents.

Section 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America without regard to any conflict of laws principles thereof that would result in the general application of the law of any other jurisdiction.

Amendment No. 1 and Undertaking Agreement

Section 8. Limited Effect.

8.1 The Borrower hereby acknowledges that the limited consents, waivers and amendments set forth in this Agreement are granted for the specific purposes set forth herein and for no other purpose.

8.2 The limited consents and waivers set forth in this Agreement: (i) shall not affect, waive or modify any covenant or other term set forth in the Loan Agreement or any other Financing Document, except as specifically set forth herein; (ii) shall not affect, waive, modify or prejudice any other rights or remedies of IDB Invest under the Loan Agreement, or any other Financing Documents, or any other rights or remedies available to IDB Invest at law or in equity; and (iii) are not, and shall not be deemed to be, a novation under the Loan Agreement and/or any of the other Financing Documents.

8.3 Except as amended by this Agreement, the Loan Agreement and the other Financing Documents remain in full force and effect and are hereby ratified by the Borrower and IDB Invest.

Section 9. Incorporation by Reference. The provisions of Sections 7.10.2 through 7.10.12 (Applicable Law and Jurisdiction) of the Loan Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein (including, for the avoidance of doubt, the Borrower’s waiver of, and acknowledgement of IDB Invest’s immunity from, a trial by jury in any proceeding arising out of or relating to this Agreement or any other Financing Document).

Section 10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf”) format via email shall be effective as delivery of a manually executed counterpart of this Agreement.

*signature pages follow*

Amendment No. 1 and Undertaking Agreement

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above.

MERQUEO S.A.S.

By:	/s/ Felipe Ossa Rodríguez
Name:	Felipe Ossa Rodríguez
Title:	CEO

MERQUEO HOLDINGS

By:	/s/ Felipe Ossa Rodríguez
Name:	Felipe Ossa Rodríguez
Title:	CEO

MERQUEO CAYMAN

By:	/s/ Felipe Ossa Rodríguez
Name:	Felipe Ossa Rodríguez
Title:	CEO

Amendment No. 1 and Undertaking Agreement

INTER-AMERICAN INVESTMENT CORPORATION

By:	/s/ Jorge Pacheco Klein
Name:	Jorge Pacheco Klein
Title:	Chief, Special Assets Division

Amendment No. 1 and Undertaking Agreement

ANNEX 2A

ENVIRONMENTAL AND SOCIAL ACTION PLAN

Proyecto Merqueo Mezz – COLOMBIA, MÉXICO Y BRASIL

Plan de Acción Ambiental y Social (PAAS o ESAP)

No.	Aspecto	Acción		Producto[1]		Fecha de entrega
ND 1: Evaluación y Gestión de Riesgos e Impactos Ambientales y Sociales
1.1	Sistema de Gestión Ambiental y Social	1.	Consolidar y aprobar el SGI para México y Brasil, replicando y adaptando los componentes aplicables del SGI de Colombia.	1.	El Manual de SGI para México y Brasil aprobado.	30-Nov-22
1.2	Identificación de riesgos e impactos	1.	Elaborar Matriz de Aspectos e Impactos Ambientales de las operaciones en México y Brasil.	1.	Matriz de Aspectos e Impactos Ambientales de las operaciones en México y Brasil.	31-Dec-22
1.3	Programas de gestión	1.	Elaborar el Plan de Trabajo de MASSST de México y Brasil	1.	Plan de Trabajo de MASSST de México y Brasil.	30-Nov-22
1.4	Preparación y respuesta ante situaciones de emergencias	1.	Elaborar el Plan de Emergencia para todas las oficinas en operación en México y Brasil, incluyendo los aspectos establecidos en el Plan Maestro de Emergencia (identificación de las amenazas internas y externas, el análisis de vulnerabilidad ante las amenazas y la evaluación del riesgo).	1.	Plan de Emergencia de las oficinas en operación en México y Brasil.	30-Nov-22
		2.	Elaborar el Plan de Emergencia para todas las oficinas a establecerse en México y Brasil, incluyendo los aspectos establecidos en el Plan Maestro de Emergencia (identificación de las amenazas internas y externas, el análisis de vulnerabilidad ante las amenazas y la evaluación del riesgo).	2.	Plan de Emergencia para las oficinas nuevas en México y Brasil	30-Nov-22 para la oficina Leopoldina en Brasil; y un mes luego de la apertura de cada oficina nueva.
		3.	Elaborar los Planes de Simulacro para todas las oficinas en México y Brasil.	3.	Plane de Simulacros de las oficinas en México y Brasil.	30-Nov-22
		4.	Implementar simulacros en todos los locales de México y Brasil.	4.	Registros de simulacros ejecutados en las oficinas de México y Brasil.	30-Nov-22
1.5	Seguimiento y Evaluación	1.	Elaborar el Plan de Monitoreo para México y Brasil, cubriendo todas las áreas de riesgo e incluyendo: indicadores, procedimientos, responsabilidades para el registro, análisis y reporte de resultados, y procedimiento para el tratamiento de no conformidades.	1.	Plan de Monitoreo para México y Brasil.	30-Nov-22
1.6	Participación de los actores sociales	1.	Implementar la Línea Ética en Brasil.	1.	Evidencias de adopción y registro de la línea ética.	Entregue el 20 de octubre de 2022. Luego como parte del Informe de Cumplimiento Ambiental y Social (ICAS).

[1]	Las Acciones y Productos no aplicarán en México en cuanto la sociedad Merqueo S.A. de C.V. sea liquidada y el prestatario no tenga otra afiliada en Mexico.

Amendment No. 1 and Undertaking Agreement

No.	Aspecto	Acción		Producto[1]		Fecha de entrega
ND 2: Trabajo y Condiciones Laborales
2.1	Políticas y procedimientos de recursos humanos	1.	Elaborar y homologar el “Reglamento Interno de Trabajo” de Brasil en base a la legislación local.	1.	Reglamento Interno de Trabajo de Brasil.	30-Ene-23
2.2	Políticas y procedimientos de recursos humanos	1.	Consolidar y adaptar para México y Brasil el protocolo que consolida y guía el relacionamiento con los prestadores de servicios de transporte, estableciendo para éstos sus responsabilidades, roles, formas de pago, penalidades, código de conducta, mecanismo de quejas y reglamento.	1.	Protocolo de relacionamiento con los prestadores de servicio de transporte independientes.	30-Mar-23
		2.	Incorporar el protocolo los SGI de México y de Brasil.	2.	Manual de los SGI de México y Brasil.	30-Mar-23
		3.	Difundir el protocolo en México y Brasil.	3.	Registro de difusión del Protocolo.	30-Mar-23 y luego como parte del ICAS
2.3	Políticas y procedimientos de recursos humanos	1.	Consolidar y adaptar para México y Brasil el “Reglamento de Higiene y Seguridad industrial”.	1.	Reglamento de Higiene y Seguridad industrial para México y Brasil.	30-Nov-22
		2.	Difundir el Reglamento con colaboradores y contratistas de México y Brasil.	2.	Registro de difusión del Reglamento con los colaboradores y contratistas de México y Brasil	31-Dec-22.
		3.	Consolidar y adaptar para México y Brasil la “Política de Prevención del Consumo de Alcohol, Tabaco, Sustancias Psicoactivas y Porte de Armas”.	3.	Política de Prevención del Consumo de Alcohol, Tabaco, Sustancias Psicoactivas y Porte de Armas para México y Brasil.	30-Nov-22
		4.	Difundir la Política con colaboradores y contratistas de México y Brasil.	4.	Registro de difusión de Política con colaboradores y contratistas de México y Brasil	31-Dec-22
2.4	Mecanismo de atención de quejas	1.	Consolidar y adaptar para México y Brasil el “Mecanismo de atención de quejas” de los trabajadores, incluyendo la posibilidad de recepción de quejas anónimas.	1.	Mecanismo de atención de quejas a los trabajadores para México y para Brasil	30-Mar-23
		2.	Difundir los mecanismos con trabajadores de México y Brasil.	2.	Registro de difusión de los mecanismos con los trabajadores de México y Brasil.	30-Mar-23
		3.	Adoptar “Declaración de No Represalias” para Colombia, México y Brasil.	3.	“Declaración de No Represalias” para Colombia, México y Brasil.	30-Mar-23
		4.	Difundir la Declaración con trabajadores de Colombia, México y Brasil.	4.	Registro de difusión de la Declaración a los trabajadores de Colombia, México y Brasil.	30-Mar-23
2.5	Salud y seguridad en el trabajo	1.	Consolidar el “Plan de Monitoreo del Ambiente de Trabajo” para México, considerando la exposición a monóxido de carbono, ruido, iluminación y temperatura, y en base a la ley local.	1.	“Plan de Monitoreo del Ambiente de Trabajo” para México.	30-Mar-23
		2.	Monitorear la ejecución del plan.	2.	Informes de monitoreo.	Como parte del ICAS
2.6	Cadena de abastecimiento	1.	Elaborar e implementar el “Procedimiento para la gestión de proveedores y contratistas” para México y Brasil, adaptando los aspectos del Procedimiento de Colombia, en base a la ley local.	1.	“Procedimiento para la gestión de proveedores y contratistas” para México y para Brasil.	31-Dec-22

Amendment No. 1 and Undertaking Agreement

No.	Aspecto	Acción		Producto[1]		Fecha de entrega
ND 3: Eficiencia del Uso de los Recursos y Prevención de la Contaminación
3.1	Eficiencia en el uso de recursos	1.	Elaborar proyecto de eficiencia energética y de uso del agua en México y Brasil.	1.	Proyecto de eficiencia energética y de uso de agua en México y Brasil.	30-Ago-23
		2.	Implementar el proyecto.	2.	Evidencias de implementación en México y Brasil.	30-Sep-23
3.2	Gases de efecto invernadero	1.	Calcular de la huella de carbono en base los datos recolectados en 2021, en México y Brasil.	1.	Cálculo de la huella de carbono del año 2021 para México y Brasil	31-Dec-22
		2.	Implementar el Programa de Mitigación de siembra de árboles en Colombia, México y Brasil.	1.	Informe de implementación del Programa de Mitigación en Colombia, México y Brasil.	Como parte del ICAS.
3.3	Prevención de la polución	1.	Incluir en el “Plan de Gestión Integral de Residuos” de México la identificación de residuos peligrosos generados por las operaciones, considerando su manejo, prevención y minimización.	1.	Plan de Gestión Integral de Residuos actualizado.	30-Nov-22.
ND 4: Salud y Seguridad de la Comunidad
4.1	Salud y seguridad de la comunidad	1.	Elaborar un “Política Integral de Seguridad Vial” para México y Brasil.	1.	Política Integral de Seguridad Vial para México y para Brasil.	30-Mar-23
4.2	Salud y seguridad de la comunidad	1.	Elaborar un “Protocolo General para Atención de Accidentes Viales” para México y Brasil.	1.	Protocolo General para Atención de Accidentes Viales para México y para Brasil.	30-Mar-23
4.3	Personal de Seguridad	1.	Incorporar requisitos mínimos para los proveedores de servicios de seguridad dentro del “Procedimiento para la gestión de proveedores y contratistas” de México y Brasil, a fin de garantizar que el personal de seguridad tenga todos los permisos requeridos por la ley para portar armas de fuego, se realicen verificaciones de antecedentes y reciban capacitación.	1.	Procedimiento para la gestión de proveedores y contratistas para México y para Brasil.	30-Nov-22.

Amendment No. 1 and Undertaking Agreement

SCHEDULE 4

PERMITTED LIENS

●	The Company (Merqueo SAS) has obtained a revolving credit line with local bank, Banco de Bogotá, for an amount of up to COP$ 2,603,000,000. The guarantee for this credit line is the payments performed through a determined group of payment terminals located in the city of Cali.

●	The Company (Merqueo SAS) has obtained a revolving credit line with local bank, Bancolombia, for an amount of up to COP$ 3,000,000,000. The guarantee for this credit line is the online payments performed through the gateway platform of PayU in Colombia with Visa and Mastercard cards.

●	The Company (Merqueo SAS) has obtained a revolving credit line with local bank, Banco de Occidente, for an amount of up to COP$ 1,800,000,000. The guarantee for this credit line is the cash collection performed through the Efecty physical point-of-sale network in Colombia.

●	The Company (Merqueo SAS) has obtained a revolving credit line with local bank, Bancoldex, for an amount of up to COP$ 1,300,000,000. The guarantee for this credit line is the payments performed through a determined group of payment terminals located in the city of Bogotá with Mastercard cards.

●	The Company (Merqueo SAS) has obtained a revolving credit line with local bank, Banco Davivienda, for an amount of up to COP$ 1,000,000,000. The guarantee for this credit line is the payments performed through a determined group of payment terminals located in the city of Bogotá with Visa cards.

●	The Company (Merqueo SAS) has obtained a revolving credit line with Portland JSX Limited, for an amount of up to COP$ 3,000,000,000. The guarantee for this credit line is the payments performed through a determined group of payment terminals located in the city of Bogotá with Visa, Amex, and Mastercard cards.

Amendment No. 1 and Undertaking Agreement